Exhibit 10.16

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”) is made and entered into effective as of May 14, 2025, by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Borrower”), and BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, the “Lender”).

RECITALS:

A. Borrower and Lender are parties to a certain Credit Agreement dated as of February 29, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to them in the Credit Agreement.

B. Borrower has requested that Lender amend and modify certain terms and provisions of the Credit Agreement, and Lender has agreed to so amend the Credit Agreement upon the terms and subject to the conditions set forth in this Amendment.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises herein set forth and for other good and valuable consideration, the nature, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. Borrower and Lender agree that the Recitals set forth above are true and correct.

2. Amendments.

a. Section 1.1 of the Credit Agreement is hereby amended by amending and restating or inserting in their proper alphabetical order, as applicable, the following defined terms in their entirety as follows:

“Applicable Rate” means, for any day, the rate per annum for (a) Revolving Loans that are Base Rate Loans shall be 2.00%, (b) Revolving Loans that are Term SOFR Loans shall be 3.00%, (c) the Letter of Credit Fee shall be 3.00%, and (d) the Commitment Fee shall be 0.20%. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Maturity Date” means with respect to the Revolving Facility, June 30, 2026; provided, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

b. Section 6.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) as soon as available, and in any event within (i) 15 days after the end of each fiscal month of the Borrower that is not also a fiscal quarter end of the Borrower, an unaudited Consolidated balance sheet for Borrower and its Subsidiaries as of the end of such fiscal month and statements of operations for such fiscal month and year-to-date period of the Fiscal Year then elapsed, certified by the chief financial officer of Borrower as prepared consistent with past practice of the Borrower and fairly presenting the Consolidated financial position and results of operations for such period(s), and (ii) 45 days after the end of each fiscal quarter of the Borrower except the fourth quarter of each Fiscal Year, an unaudited Consolidated balance sheet for Borrower and its Subsidiaries as of the end of such fiscal quarter of the Borrower and the related statements of income and comprehensive income, and cash flows for such fiscal quarter and year-to-date period of the Fiscal Year then elapsed, setting forth in comparative form corresponding figures for the preceding Fiscal Year periods and certified by the chief financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations for such period;

c. Section 6.02 of the Credit Agreement is hereby amended by amending and restating clause (n) in its entirety as follows:

(n) 13-Week Cash Flow Forecast. Promptly, and no later than 5:00 pm on the first Business Day of each week, a 13-week cash flow forecast in form and substance satisfactory to Lender for the 13-week period beginning with such week.

d. Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

7.11 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio of the Borrower and its Subsidiaries as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending December 31, 2025, to be greater than 2.50.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries as of the end of any Measurement Period ending as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending December 31, 2025, to be less than 1.25 to 1.00.

(c) Consolidated EBITDA. Permit Consolidated EBITDA as of the end of the Measurement Periods set forth below to be less than the amount set forth below for such date:

Fiscal Quarter Ending	Minimum Consolidated EBITDA
June 30, 2025	$1,000,000
September 30, 2025	$1,300,000
December 31, 2025 and thereafter	$1,600,000

(d) Liquidity. Permit Liquidity for any five (5) consecutive days to be less than $2,500,000.

e. Exhibit A (Form of Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

3. Conditions Precedent. This Amendment shall become effective upon delivery to Lender of the following, each in form and substance acceptable to Lender:

a. this Amendment, duly executed by Borrower and Lender;

b. an amendment fee in the amount of $10,000, which fee shall be non-refundable when paid and wholly earned when received and with respect to which Lender is authorized to debit the Designated Account; and

c. such other documents, instruments and agreements as Lender may reasonably require.

4. Representations; No Default. Borrower represents and warrants that: (a) Borrower has the power and legal right and authority to enter into this Amendment and has duly authorized the execution and delivery of this Amendment and other agreements and documents executed and delivered by Borrower in connection herewith, (b) neither this Amendment nor the agreements contained herein contravene or constitute a Default or Event of Default under the Credit Agreement or a default under any other agreement, instrument or indenture to which Borrower is a party or a signatory, or any provision of Borrower’s Articles of Incorporation or By-Laws or, to the best of Borrower’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien or other encumbrance on any of its property under any agreement binding on or applicable to Borrower or any of its property except, if any, in favor of Lender, (c) no consent, approval or authorization of or registration or declaration with any party, including but not limited to any governmental authority, is required in connection with the execution and delivery by Borrower of this Amendment or other agreements and documents executed and delivered by Borrower in connection herewith or the performance of obligations of Borrower herein described, except for those which Borrower has obtained or provided and as to which Borrower has delivered certified copies of documents evidencing each such action to Lender, (d) no events have taken place and no circumstances exist at the date hereof which would give Borrower grounds to assert a defense, offset or counterclaim to the obligations of Borrower under the Credit Agreement or any of the other Loan Documents, (e) there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which Borrower may have or claim to have against Lender, which might arise out of or be connected with any act of commission or omission of Lender existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any promissory note executed by Borrower in favor of Lender, (f) the representations and warranties of Borrower contained in the Credit Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (g) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

5. Affirmation, Further References. Lender and Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement (except as amended by this Amendment) and of each of the other Loan Documents shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment.

6. Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

7. Successors. This Amendment shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and to the respective successors and assigns of Lender.

8. Costs and Expenses. Borrower agrees to reimburse Lender, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of counsel for Lender) incurred in connection with the Credit Agreement, including in connection with the negotiation, preparation and execution of this Amendment and all other documents negotiated, prepared and executed in connection with this Amendment, and in enforcing the obligations of Borrower under this Amendment, and to pay and save Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment.

9. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

10. Counterparts; Digital Copies. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and any party to this Amendment may execute any such agreement by executing a counterpart of such agreement. A facsimile or digital copy (pdf) of this signed Amendment shall be deemed to be an original thereof.

11. Governing Law. This Amendment shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of law principles thereof.

12. Release of Rights and Claims. Borrower, for itself and its successors and assigns, hereby releases, acquits, and forever discharges Lender and its successors and assigns for any and all manner of actions, suits, claims, charges, judgments, levies and executions occurring or arising from the transactions entered into with Lender prior to entering into this Amendment whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect which Borrower may have against Lender.

13. No Waiver. Nothing contained in this Amendment (or in any other agreement or understanding between the parties) shall constitute a waiver of, or shall otherwise diminish or impair, Lender’s rights or remedies under the Credit Agreement or any of the other Loan Documents, or under applicable law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

BORROWER:	NORTECH SYSTEMS INCORPORATED

	By:	/s/ Andrew D. C. LaFrence
	Name:	Andrew LaFrence
	Title:	Chief Financial Officer and Senior Vice President of Finance

LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Laura Olson
	Name:	Laura Olson
	Title:	Senior Vice President

Amendment No. 2 to Credit Agreement

Exhibit A

Form of Compliance Certificate

See attached.

Exhibit A

Form of Compliance Certificate

Financial Statement Date: [________, ____]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:	Credit Agreement, dated as of February 29, 2024, by and among Nortech Systems Incorporated, a Minnesota corporation (the “Borrower”), the other Loan Parties party thereto, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies as of the date hereof that such individual is the Chief Financial Officer of the Borrower, and that, as such, such individual is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered (i) the year-end Consolidated audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for such fiscal year. Such Consolidated statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited Consolidated financial statements required by Section 6.01(b)(ii) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such Consolidated financial statements fairly present the Consolidated financial condition, results of operations and comprehensive income, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, and such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal month-end financial statements]

1. The Borrower has delivered the unaudited Consolidated financial statements required by Section 6.01(b)(i) of the Credit Agreement for the fiscal month of the Borrower ended as of the above date. Such Consolidated financial statements fairly present the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries consistent with past practice of the Borrower as at such date and for such period and the year-to-date period of the Fiscal Year then elapsed.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under such individual’s supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such Consolidated financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a), (b) and (d) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) (with respect to subsection (a) of Section 5.05) and (b) (with respect to subsections (b) and (d) of Section 5.05) of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

Nortech Systems Incorporated, a Minnesota corporation

By:
Name:
Title:	Chief Financial Officer

Schedule A to Compliance Certificate

Financial Statement Date: [________, ____] (“Statement Date”)

I.	Section 7.11(a) – Consolidated Leverage Ratio.[1]

A.	Consolidated Funded Indebtedness with respect to the Borrower and its Subsidiaries, on a Consolidated basis, for the Measurement Period ending on the Statement Date:

1.	The outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:	$___________
2.	All purchase money Indebtedness:	$___________
3.	The maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$___________
4.	All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$___________
5.	All Attributable Indebtedness:	$___________
6.	All obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends:	$___________
7.	Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in Line A1 through Line A6 above of Persons other than the Borrower or any Subsidiary:	$___________
8.	All Indebtedness of the types referred to in Line A1 through Line A7 above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary:	$___________

1 Only provide calculations to the extent required pursuant to Section 7.11(a) of the Credit Agreement. Not required to be completed in connection with a Compliance Certificate delivered with financial statements referred to in clause (b)(i) of Section 6.01 of the Credit Agreement.

9.	Consolidated Funded Indebtedness (Sum of Lines A1 through A8):	$___________

B.	Consolidated EBITDA with respect to the Borrower and its Subsidiaries, on a Consolidated basis, for the Measurement Period ending on the Statement Date:

1.	Consolidated Net Income:	$___________
2.	To the extent deducted in calculating Line B1, without duplication, Consolidated Interest Charges:	$___________
3.	To the extent deducted in calculating Line B1, without duplication, the provision for federal, state, local and foreign income taxes payable:	$___________
4.	To the extent deducted in calculating Line B1, without duplication, depreciation and amortization expense:	$___________
5.	To the extent deducted in calculating Line B1, without duplication, non-cash losses from the translation of Mexico operations from Mexican pesos and Dollars:
6.	To the extent deducted in calculating Line B1, without duplication, non-recurring or one-time cash charges, losses, or expenses (including restructuring, integration, severance, relocation, facility closure) in an aggregate amount not to exceed (A) for any Measurement Period from January 1, 2025 through September 30, 2025 and solely including such charges, losses, or expenses incurred and/or paid from April 1, 2024 through March 31, 2025, $750,000, and (B) for any Measurement Period beginning October 1, 2025, the lesser of (1) $750,000 or (2) 10% of Consolidated EBITDA:	$___________
7.	Sum of Lines B1 through B6:	$___________
8.	To the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods, or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods):	$___________
9.	Consolidated EBITDA (Sum of Line B7 minus Line B8):	$___________

C.	Consolidated Leverage Ratio (the ratio of Line A9 to Line B9):
(Not to exceed the ratio set forth in Section 7.11(a) of the Credit Agreement)		_______ to 1.00

II.	Section 7.11(b) – Consolidated Fixed Charge Coverage Ratio[2].

D.	Consolidated EBITDA (Line B9):	$___________
E.	Rentals paid or required to be paid under leases of real or personal, or mixed, property for the Measurement Period ending on the Statement Date:	$___________
F.	Sum of Line D plus Line E	$___________
G.	The aggregate amount of all non-financed cash Capital Expenditures for the Measurement Period ending on the Statement Date:	$___________
H.	The aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for the Measurement Period ending on the Statement Date:	$___________
I.	Restricted Payments paid in cash for the Measurement Period ending on the Statement Date:	$___________
J.	Sum of Line G plus Line H plus Line I:	$___________
K.	Sum of Line F minus Line J:	$___________
L.	Consolidated Interest Charges to the extent paid in cash for the Measurement Period ending on the Statement Date:	$___________
M.	For the Measurement Period ending on the Statement Date, the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt for borrowed money or regularly scheduled principal payments (determined without giving effect to any reduction of such scheduled principal payments resulting from the application of any voluntary or optional prepayments made during such period), but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02:	$___________
N.	Rentals paid or required to be paid under leases of real or personal, or mixed, property for the Measurement Period ending on the Statement Date:	$___________
O.	Sum of Line L through Line N:	$___________
P.	Consolidated Fixed Charge Coverage Ratio (the ratio of Line K to Line O):	_______ to 1.00
(Not to be less than the ratio set forth in Section 7.11(b) of the Credit Agreement)

III.	Section 7.11(c) – Consolidated EBITDA.[3]

Q.	Consolidated EBITDA (Line B9):
(Not to be less than the amount set forth in Section 7.11(c) of the Credit Agreement)		$___________

IV.	Section 7.11(d) – Liquidity.[4]

R.	Cash on the balance sheet at such time which is not restricted and which is unencumbered by any Liens other than (x) the Liens in favor of Lender and (y) inchoate Liens which arise by statute or operation of law, in each case, on an involuntary basis:	$___________
S.	Availability:	$___________
T.	Liquidity (the sum of Line R and Line S):
(Not to be less than the amount set forth in Section 7.11(d) of the Credit Agreement)		$____________

2 Only provide calculations to the extent required pursuant to Section 7.11(b) of the Credit Agreement. Not required to be completed in connection with a Compliance Certificate delivered with financial statements referred to in clause (b)(i) of Section 6.01 of the Credit Agreement.

3 Only provide calculations to the extent required pursuant to Section 7.11(c) of the Credit Agreement. Not required to be completed in connection with a Compliance Certificate delivered with financial statements referred to in clause (b)(i) of Section 6.01 of the Credit Agreement.

4 Required to be completed in connection with Compliance Certificates delivered with financial statements referred to in clauses (b)(i) and (b)(ii) of Section 6.01 of the Credit Agreement.